UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2013

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements.

On July 12, 2013, NeoStem, Inc. (the “Company”) entered into a letter agreement extension (the “Employment Agreement Extension”) of its January 26, 2007 employment agreement with Catherine M. Vaczy, Esq., pursuant to which, as previously amended and extended (the “Original Agreement”), Ms. Vaczy serves as the Company's Vice President and General Counsel. The Employment Agreement Extension, effective as of July 8, 2013 (the expiration date of the Original Agreement) (the “Effective Date”), extends the term of Ms. Vaczy's employment through December 31, 2014 (as so extended, the “Term”), and provides for (i) base salary during the Term of $280,000, reviewed annually; (ii) eligibility for annual cash and equity bonuses as determined by the Compensation Committee of the Company's board of directors in its sole discretion with a cash bonus target of 30% of base salary; (iii) payment of annual membership and dues for a club in New York of Ms. Vaczy's choice, and reimbursement for up to $3,500 annually for long-term disability coverage; (iv) an option grant on July 12, 2013 (the “Grant Date”) to purchase 240,000 shares of the Company's common stock, which vests and becomes exercisable as to 60,000 shares on the Grant Date and as to an additional 60,000 shares on each of December 31, 2013, July 15, 2014 and December 31, 2014, at a per share exercise price equal to the closing price of a share of the Company's common stock on the Grant Date, subject to the terms and conditions of the Company's Amended and Restated 2009 Equity Compensation Plan and the Original Agreement; and (v) upon termination or expiration of the Employment Agreement Extension, payment by the Company of severance equal to three months of compensation, including insurance, contingent on the Company's receiving a release as contemplated by the Original Agreement.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed with this Current Report on Form 8-K:

Exhibit 10.1	Letter Agreement, dated July 12, 2013, between NeoStem, Inc. and Catherine M. Vaczy, Esq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name:	Robin L. Smith
Title:	Chief Executive Officer

Dated: July 12, 2013